Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Limited Duration Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	     70,536	0.16	  	   441,192	10.01
Class B	     46,647	0.13		   356,080	10.01
Class C	     78,709	0.14		   580,511      10.01
Class I	  3,680,170	0.17	        22,303,409	10.01
Class I	     64,868	0.16		   415,757	10.01